News Release

Exhibit 99.1

Contacts:

Gary Gray	Julianne Biagini	Erica Mannion
Corporate Communications	Chief Financial Officer	Investor Relations
Endwave Corporation	Endwave Corporation	Sapphire Investor Relations
408-522-3100	408-522-3100	415-399-9345

For Immediate Release

ENDWAVE ACQUIRES THE WIRELESS INFRASTRUCTURE ASSETS OF
SIGNAL TECHNOLOGY’S WIRELESS GROUP

Synergistic Acquisition Broadens Commercial Product Line and Expands Customer Base

SUNNYVALE, CA – September 25, 2002 – Endwave Corporation (Nasdaq: ENWV), a leading provider of radio frequency (RF) subsystems for carrier-class, cellular backhaul and broadband wireless access networks, today announced that it has acquired certain wireless infrastructure assets of Signal Technology Corporation’s (Nasdaq: STCO) Wireless Group, which is expected to greatly enhance Endwave’s focus on the commercial wireless infrastructure market. This acquisition includes customer contracts, equipment, inventory, product designs and other intellectual property, and key personnel needed for the ongoing operation of the business unit.

“The acquisition of these product lines and customers meets our previously stated strategic goals of complementing our existing business operation, diversifying our customer base, and being financially accretive. This combination will also extend Endwave’s leadership position in our segment of the wireless infrastructure market,” said Ed Keible, CEO and President of Endwave. “We look forward to serving our expanded base of global customers with a broader and more comprehensive product offering.”

Signal Technology’s Wireless Group designs and manufactures high performance RF, microwave and millimeter wave components and subsystems for use in various commercial communications applications such as Base Station Infrastructure, Wireless Local Loop, Point-to-Point Digital Radios, and Fixed Wireless Access. The acquisition brings a broad product offering and capability to Endwave, including Radio Transceivers and ODUs (Outdoor Units), High-Power Switch Combiners, Motion Sensors, and a strong component library of Filters, Mixers, Amplifiers,

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and Frequency Multipliers. The acquisition both expands relationships with existing customers such as Stratex Networks, Nera Networks and other major telecom OEMs, and adds several significant new customers.

Endwave will pay approximately $3.4 million in cash for these assets, and expects this business operation to result in revenues of approximately $1.5 to $2.0 million in the fourth quarter of 2002. In conjunction with the acquisition, Endwave will assume operations in the Boston area. Mark Hebeisen, Vice President of Technology and Business Development for the Signal Wireless Group, will join Endwave to head the group as Vice President and General Manager for Northeast Operations. In addition to Mr. Hebeisen, approximately 12 full-time employees will also join Endwave in support of the ongoing business. Endwave will maintain existing relationships with Signal Technology’s offshore manufacturing partners in South East Asia, integrating their offshore operation with Endwave’s offshore manufacturing in the same facility.

“We welcome Mark and his team to Endwave and look forward to their contributions toward integrating the Northeast operation into the Endwave organization and growing our position in wireless infrastructure,” noted Keible.

Additional details regarding the acquisition will be provided with the company’s third quarter 2002 press release and conference call scheduled for October 24, 2002.

About Endwave Corporation

Endwave Corporation is a provider of radio frequency (RF) subsystems that enable the transmission and reception of data signals in broadband wireless systems. The company develops and manufactures products used in high-speed cellular backhaul and enterprise access applications. These products include RF modules, synthesizers, integrated transceivers, and outdoor units. Endwave has more than 34 issued patents covering its core technologies including semiconductor, circuit and antenna designs as well as its Flip-Chip Integrated Circuit (FCIC) technology. Endwave Corporation is headquartered in Sunnyvale, California. Additional information about the company can be accessed from the company’s web site at http://www.endwave.com.

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About Signal Technology Corporation

Signal Technology is a leader in developing state-of-the-art electronic components and systems for defense, space and commercial wireless communications applications. In its defense businesses, Signal develops and manufactures RF and microwave products, power conversion products and power supplies for communications networks, electronic countermeasures, missiles, radar, intelligence and guidance systems for sale to defense prime contractors worldwide. Further information about Signal Technology is available at www.sigtech.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements within the meaning of the Federal securities laws and is subject to the safe harbor created thereby. These statements include, but are not limited to, statements regarding forecasted future financial results. Actual results could differ materially from the forward-looking statements due to many factors, including the following: the risks that products will fail to achieve market acceptance, the timing of customer orders, market volatility and weakness, customer concentration, delays in the design process, production delays or cancellations due to product defects or defects in materials supplied by vendors, the length of our sales cycle, our ability to develop, introduce and market new products and product enhancements, changes in product mix or distribution channels; the demand for wireless networking products and end-user products that incorporate wireless technology; competitive technologies; and, technological difficulties and resource constraints encountered in developing and/or introducing new products. Forward-looking statements contained in this press release should be considered in light of these factors and those factors discussed from time to time in Endwave’s public reports filed with the Securities and Exchange Commission, such as those discussed under “Risk Factors” in Endwave’s report on Form 10-K and subsequently filed reports on Form 10-Q1.